EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-129337 on Form N-1A of our report dated December 20, 2007, relating to the financial statements and financial highlights of NYSE Arca Tech 100 ETF, one of the portfolios constituting the Ziegler Exchange Traded Trust, appearing in the Annual Report on Form N-CSR of Ziegler Exchange Traded Trust for the period ended October 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
February 26, 2008